                             STOCKHOLDERS' AGREEMENT

          AGREEMENT, dated as of ________, 1999, among TIME WARNER TELECOM INC., a Delaware corporation (the "Company"), TIME WARNER COMPANIES, INC., a Delaware corporation ("TWX"), AMERICAN TELEVISION AND COMMUNICATIONS CORPORATION, a Delaware corporation ("ATC"), WARNER COMMUNICATIONS INC., a Delaware corporation ("WCI"), TW/TAE, INC., a Delaware corporation ("TW/TAE"), FIBRCOM HOLDINGS, L.P., a Delaware limited partnership that is owned by TW/KBLCOM INC., a Delaware corporation ("TW/KBLCOM"), PARAGON COMMUNICATIONS, a Colorado general partnership ("Paragon" and, together with TWX, ATC, WCI, TWI/TAE and TW/KBLCOM, the "TW Stockholders"), MEDIAONE GROUP, INC. (formerly U S WEST Multimedia Communications, Inc.), a Colorado corporation (the "MediaOne Stockholder"), and ADVANCE/NEWHOUSE PARTNERSHIP, a New York general partnership ("A/N").

                              W I T N E S S E T H:

          WHEREAS, the TW Stockholders, the MediaOne Stockholder and A/N own all of the issued and outstanding shares of Class B Common Stock of the Company; and

          WHEREAS, the parties hereto desire to set forth herein their agreement concerning the composition of the Board of Directors of the Company, the ownership and transfer of the Common Stock of the Company and such other matters as are set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person and shall include, with respect to A/N, any Newhouse Family Member.







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


For purposes of this Agreement, neither the Company, nor any Person controlled by the Company, shall be deemed to be an Affiliate of a Principal Stockholder.

          "Agreement" shall mean this Stockholders' Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

          "beneficially own" (and beneficial ownership, owned beneficially and other correlative terms) is defined in Rule 13d-3 promulgated under the Exchange Act; provided, however, that a party shall not be deemed to beneficially own securities merely as a result of the voting agreements set forth in this Agreement.

          "A/N Stockholder Group" shall mean A/N and any other Affiliates of A/N that become parties to this Agreement pursuant to Section 3.3.

          "Board" shall mean the Board of Directors of the Company.

          "Business Day" shall mean any day (other than a day which is a Saturday or Sunday) on which banks are permitted to be open for business in the City of New York.

          "CEO" shall mean the officer elected by the Board as the chief executive officer of the Company.

          "Certificate of Incorporation" shall mean, as of any date, the Restated Certificate of Incorporation of the Company as in effect on such date.

          "Class A Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of the Company.

          "Class B Common Stock" shall mean the Class B Common Stock, par value $0.01 per share, of the Company.

          "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock.

          "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether

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through the ownership of equity securities or voting securities, by contract or otherwise.

          "Controlled Affiliate" shall mean, with respect to any Person as of any relevant date, shall mean the Parent of such Person and each Subsidiary of such Parent.

          "Distribution" shall mean the distribution by a Parent to its stockholders (whether by divided, redemption, exchange, merger or otherwise) of the capital stock of a Subsidiary of such Parent the assets of which include all of the shares of Common Stock beneficially owned by such Parent.

          "Equity Securities" shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, and in any event includes any security having the attendant right to vote for directors or similar representatives.

          "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Independent Director" shall mean a director who is neither employed by nor affiliated with the Company or any Principal Stockholder.

          "Indirect Transfer" shall mean a Transfer of common stock or other equity interests of a Principal Stockholder or of a Person (other than the Parent of such Principal Stockholder) of which such Principal Stockholder is a direct or indirect Subsidiary to any Person after giving effect to which such Principal Stockholder is no longer a Subsidiary of the Person that was its Parent prior to such Transfer; provided, however, that a Distribution shall not constitute an "Indirect Transfer."

          "MediaOne" shall mean MediaOne Group, Inc. (formerly U S WEST, Inc.), a Delaware corporation.

          "MediaOne Stockholder Group" shall mean the MediaOne Stockholder and any other Affiliates of MediaOne that become parties to this Agreement pursuant to Section 3.3.

          "Monetizing Securities" shall mean any security which is convertible into or exchangeable for Class A Common Stock. As used herein, "Monetizing

                                        3






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Securities" offered by an Eligible Holder or its Parent shall include securities offered by an independent trust established at the request of such Eligible Holder or its Parent.

          "NASD" shall mean the National Association of Securities Dealers.

          "Newhouse Family Member" shall mean any Person who is a lineal descendant (including adoptees) of Meyer and Rose Newhouse, or any Person which is wholly-owned directly or indirectly by one or more of such lineal descendants, or the trustee of any trust, or a custodian under the Uniform Gift to Minors Act or similar fiduciary, the primary beneficiaries of which (or the primary income beneficiaries of which, in the case of a charitable remainder or similar trust) include only one or more of such lineal descendants (provided that such trust may grant a general or special power of appointment to any such Person and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of any such Person, payable by reason of the death of such Person, as applicable) or the executor, administrator, guardian or personal representative of the estate of any such lineal descendant.

          "Nominating Committee" shall mean (i) so long as the Principal Stockholder Groups have the right to designate a total of at least three Agreed Nominees pursuant to Section 2.1(c), a committee of the Board comprised of all of the members of the Board other than the CEO and the Independent Directors and
(ii) if the Principal Stockholder Groups have the right to designate a total of less than three Agreed Nominees pursuant to Section 2.1(c), a committee of three members of the Board comprised of all Agreed Nominees designated by the Principal Stockholder Groups and such other director or directors as shall be determined by majority vote of the Board.

          "Ownership Percentage" shall mean, with respect to any Principal Stockholder Group as of any date, the percentage determined by multiplying 100 by a fraction (x) the numerator of which is the number of shares of Common Stock beneficially owned by the members of such Principal Stockholder Group as of such date and (y) the denominator of which is the aggregate issued and outstanding shares of Common Stock as of such date (rounded to the nearest one-hundredth (or if there shall not be a nearest one-hundredth, to the next highest one-hundredth).

          "Parent" shall mean, with respect to any Person as of any relevant date, such Person (i) if it is its own ultimate parent entity (within the meaning of the HartScott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and

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regulations promulgated thereunder, as in effect on the date hereof) or (ii) if it has no ultimate parent entity that is a corporation or partnership; otherwise, "Parent" shall mean such ultimate (corporate or partnership) parent entity of such Person as so defined.

          "Person" shall mean an individual, corporation, limited liability company, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

          "Principal Stockholder" shall mean each of the TW Stockholders, the MediaOne Stockholder, A/N and any other Person that becomes a party to this Agreement pursuant to Section 3.3, Section 3.4 or Section 3.5.

          "Principal Stockholder Group" shall mean (i) the TW Stockholder Group,
(ii) the MediaOne Stockholder Group, (iii) the A/N Stockholder Group or (iv) any other Principal Stockholder that becomes a party to this Agreement pursuant to
Section 3.4 or 3.5, together with any transferees of such Principal Stockholder that become parties to this Agreement pursuant to Section 3.3.

          "Public Offering" shall mean an offering of Class A Common Stock in compliance with Section 5 of the Securities Act pursuant to a registration statement on a form applicable to the sale of securities to the general public.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Subsidiary" of any Parent shall mean a Person (a)(i) more than fifty percent of the voting power of the outstanding shares or securities of which (representing the right to vote for the election of directors or other managing authority) are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent or (ii) which does not have outstanding shares or securities, but more than fifty percent of the ownership interests of which representing the right to make the decisions for such Person are owned or controlled, directly or indirectly through one or more Subsidiaries, by such Parent and (b) that in either case is controlled by such Parent; provided, however, that in each case, such Person shall be deemed to be a

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Subsidiary of such Parent only for so long as the foregoing requirements remain satisfied.

          "Transfer" shall mean to directly offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding (other than this Agreement) with respect to or consent to the direct offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of. Without limiting the foregoing, any redemption, purchase or other acquisition in any manner (whether or not for consideration) by the Company of any Common Stock shall be deemed to be a Transfer of such security. The terms "Transferred," "Transferee" and similar variations shall have correlative meanings.

          "TWE" shall mean Time Warner Entertainment Company, L.P., a Delaware limited partnership.

          "TWE-A/N" shall mean Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership.

          "TW Stockholder Group" shall mean the TW Stockholders and any other Affiliates of TWX that become parties to this Agreement pursuant to Section 3.3.

          1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the sections indicated:

     Term                                            Section
     ----                                            -------
     A/N............................................recitals
     Agreed Nominee...................................2.1(b)
     Company Notice...................................4.1(a)
     Demand Notice....................................4.1(a)
     Demand Registrations.............................4.1(a)
     Eligible Holder................................. 4.1(a)
     First Refusal Electing Stockholder...............3.4(b)
     First Refusal Notice of Sale.....................3.4(a)
     First Refusal Rejection Date.....................3.4(d)
     First Refusal Shares.............................3.4(a)

                                        6






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
     First Refusal Stockholders.......................3.4(a)
     First Refusal Termination Date...................3.4(f)
     Incidental Registration .........................4.2(a)
     Indemnified Party................................4.6(c)
     Indemnifying Party...............................4.6(c)
     Inspectors.......................................4.4(g)
     Maximum Amount...................................4.1(e)
     MediaOne Stockholder...........................recitals
     Minimum Condition................................4.1(a)
     Qualifying First Offer Amount....................3.4(a)
     Records..........................................4.4(g)
     Reorganization Agreement.......................recitals
     Selling Stockholders.............................3.4(a)
     Tag Notice of Sale...............................3.5(e)
     Tag Offer........................................3.5(a)
     Tag Offeror......................................3.5(a)
     Tag Shares.......................................3.5(a)
     Tag Stockholders.................................3.5(a)
     Third Party Offer................................3.4(a)
     Third Party Offeror..............................3.4(a)
     TW Selling Stockholders..........................3.5(a)
     TW Stockholders................................recitals
     TW Shares........................................3.5(a)

          1.2. Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) The terms "dollars" and "$" shall mean United States dollars.

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                                   ARTICLE II

                       BOARD OF DIRECTORS AND STOCKHOLDERS

          2.1. Composition of the Board. (a) The Board shall initially consist of 10 directors. In the event the right of any Principal Stockholder Group to designate one or more Agreed Nominees pursuant to Section 2.1(c)(i) terminates, the size of the Board shall be reduced by a number of directors equal to the number of Agreed Nominees as to which such right to nominate has terminated; provided, however, that in no circumstances shall the Board consist of less than six directors. Individuals to serve on the Board shall be nominated in accordance with this Agreement and nomination procedures established by the Board, the Company's By-Laws and the rules and regulations of the SEC and the principal stock exchange or association, if any, on which the Common Stock is listed. Directors shall be elected in accordance with the Certificate of Incorporation, the Company's By-Laws and the General Corporation Law of Delaware.

          (b) For purposes of this Agreement, an individual designated as a director in accordance with Section 2.1(c) or Section 2.3 is referred to as an "Agreed Nominee." No Principal Stockholder shall nominate any individual to serve as a director of the Company except an individual designated as an Agreed Nominee pursuant to the provisions of Section 2.1(c) or Section 2.3. A Principal Stockholder may nominate for election as a director any individual designated by its Principal Stockholder Group as an Agreed Nominee pursuant to Section 2.1(c)(i) or Section 2.3 or any individual designated as Agreed Nominee pursuant to Section 2.1(c)(ii) if, in any such case, such individual was not duly nominated in connection with such election by the Board or a nominating committee of the Board pursuant to the Company's nomination procedures. Each Principal Stockholder hereby agrees to vote (x) all shares of Common Stock held of record or owned beneficially by such Principal Stockholder at the time of such vote or action by written consent and (y) all shares of Common Stock as to which such Principal Stockholder at the time of such vote or action by written consent has voting control, in each case (A) in favor of the election to the Board of the Agreed Nominees designated in accordance with Section 2.1(c) and
Section 2.3 and (B) against any other individual nominated to serve as a director of the Company.

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          (c) The Agreed Nominees shall be designated as follows:

          (i) (A) So long as the TW Stockholder Group has an Ownership Percentage which is greater than or equal to 18.88% (as adjusted from time to time pursuant to Section 2.5), the TW Stockholder Group shall have the right to designate three Agreed Nominees. If the TW Stockholder Group has an Ownership Percentage which is less than 18.88% (as adjusted from time to time pursuant to Section 2.5), the TW Stockholder Group shall have the right to designate a number of Agreed Nominees determined in accordance with the following table (with the percentages set forth in such table being adjusted from time to time pursuant to Section 2.5).

          TW Stockholder Group               Number of
          Ownership Percentage               Agreed Nominees
          --------------------               ---------------
          14.16% to 18.87%                    2
          9.44% to 14.15%                     1
          less than 9.44%                     0

          (B) So long as the TW Stockholder Group has an Ownership Percentage which is greater than or equal to 18.88% (as adjusted from time to time pursuant to Section 2.5), the MediaOne Stockholder Group shall have the right to designate a number of Agreed Nominees determined in accordance with the following table (with the percentages set forth in such table being adjusted from time to time pursuant to Section 2.5).

          MediaOne
          Stockholder Group                  Number of
          Ownership Percentage               Agreed Nominees
          --------------------               ---------------
          9.44% or greater                     3
          less than 9.44%                      0

If the TW Stockholder Group has an Ownership Percentage which is less than 18.88% (as adjusted from time to time pursuant to Section 2.5), the MediaOne Stockholder Group shall have the right to designate a number of Agreed Nominees determined in accordance with the following table (with the percentages set forth in such table being adjusted from time to time pursuant to Section 2.5).

                                        9






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
          MediaOne
          Stockholder Group                  Number of
          Ownership Percentage               Agreed Nominees
          --------------------               ---------------
          18.88% or greater                    3
          14.16% to 18.87%                     2
          9.44% to 14.15%                      1
          less than 9.44%                      0

          (C) So long as the A/N Stockholder Group has an Ownership Percentage which is greater than or equal to 9.44% (as adjusted from time to time pursuant to Section 2.5), the A/N Stockholder Group shall have the right to designate one Agreed Nominee. If the A/N Stockholder Group has an Ownership Percentage of less than 9.44% (as adjusted from time to time pursuant to Section 2.5), the A/N Stockholder Group shall not have the right to designate any Agreed Nominees.

          (D) Except as set forth below, the members of a Principal Stockholder Group shall not have the right to Transfer or effect an Indirect Transfer of the rights of such Principal Stockholder Group to designate Agreed Nominees (and any Indirect Transfer shall result in the termination of the rights of such Principal Stockholder Group to designate Agreed Nominees). The members of a Principal Stockholder Group shall have the right to Transfer (or effect an Indirect Transfer of) all, but not less than all, of the rights of such Principal Stockholder Group to designate Agreed Nominees pursuant to this
Section 2.1(c)(i) in connection with the Transfer (or Indirect Transfer) by such Principal Stockholders of all of the shares of Class B Common Stock owned by them pursuant to the provisions of Section 3.4 or 3.5. In such event, the acquiring Principal Stockholder Group (and any future Principal Stockholder Group to which such Principal Stockholder Group transfers its shares of Class B Common Stock in accordance with the provisions of Section 3.4 or 3.5) shall have the right to designate Agreed Nominees in the same circumstances as the transferring Principal Stockholder Group had the right to designate Agreed Nominees as set forth in Section 2.1(c)(i). It is acknowledged and agreed that the Transfer of all or a portion of the capital stock of a Parent of a Principal Stockholder Group (or the consummation of any other indirect transaction which does not constitute an Indirect Transfer) shall not result in the termination of the rights of such Principal Stockholder Group to designate Agreed Nominees.

          (ii) The CEO shall be an Agreed Nominee.

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          (iii) Two individuals nominated by the Nominating Committee shall be
Agreed Nominees if such individuals would be Independent Directors at the time of their election and are approved by a majority of the members of the Nominating Committee.

          (iv) If the Principal Stockholder Groups do not have the right to designate at least three Agreed Nominees pursuant to this Section 2.1(c), the Nominating Committee shall have the right to designate a number of Agreed Nominees equal to the difference between (x) three and (y) the number of Agreed Nominees which the Principal Stockholder Groups have the right to designate at such time (such Agreed Nominees being "Other Directors").

          (d) The Principal Stockholder Groups agree that the initial Board shall consist of the Agreed Nominees listed on Annex A hereto and shall cause such Agreed Nominees to be elected as directors promptly following the date hereof to serve until the next annual meeting of the stockholders of the Company. Thereafter, Agreed Nominees shall be designated as described in this
Section 2.1 prior to each annual meeting of the stockholders of the Company in a manner that is consistent with the rules and regulations of the SEC and the principal stock exchange or association, if any, on which the Common Stock is listed.

          2.2. Removal of Directors. (a) Each Principal Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Common Stock held of record or beneficially owned by it at the time of such vote or action by written consent or as to which such Principal Stockholder has voting control at the time of such vote or action by written consent to remove or cause the removal from office of any director who was an Agreed Nominee designated by a Principal Stockholder Group pursuant to Section 2.1(c)(i) or Section 2.3(c) if the Principal Stockholder Group that so designated such Agreed Nominee requests such removal by notice to the other Principal Stockholders.

          (b) In the event the right of any Principal Stockholder Group to designate one or more Agreed Nominees pursuant to Section 2.1(c)(i) terminates or if the number of Agreed Nominees such Principal Stockholder Group has the right to designate pursuant to Section 2.1(c)(i) decreases, the members of such Principal Stockholder Group shall use their reasonable best efforts to cause specified individual(s) comprising a corresponding number of Agreed Nominees previously designated by such Principal Stockholder Group to resign from the Board. In the event that such Principal Stockholder Group is unable to cause such Agreed Nominees

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to promptly resign, each Principal Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Common Stock held of record or beneficially owned by it at the time of such vote or action by written consent or as to which such Principal Stockholder has voting control at the time of such vote or action by written consent for the removal of such Agreed Nominees.

          (c) Each Principal Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted upon by written consent) all shares of Common Stock held of record or beneficially owned by it at the time of such vote or action by written consent or as to which such Principal Stockholder has voting control at the time of such vote or action by written consent for the removal of an individual designated as an Agreed Nominee pursuant to Section 2.1(c)(ii) and thereafter elected as a director if such individual ceases to serve as CEO for any reason. An Independent Director and any Other Director may be removed in accordance with the Certificate of Incorporation and the Company's By-laws.

          2.3. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise there shall exist or occur any vacancies on the Board, individuals to fill such vacancies shall be nominated and elected in the manner provided in this Agreement and in the Certificate of Incorporation and the Company's By-laws including at a special meeting of the stockholders called by any one director. Agreed Nominees with respect to an election to fill any such vacancies shall be designated as follows:

          (a) In the case of the CEO, the successor CEO shall be an Agreed Nominee.

          (b) In the case of an Independent Director, an individual nominated in the manner described in Section 2.1(c)(iii) shall be an Agreed Nominee.

          (c) In the case of an Other Director, an individual nominated in the manner described in Section 2.1(c)(iv) shall be an Agreed Nominee.

          (d) In all other cases, the Principal Stockholder Group or Principal Stockholder Groups that, under Section 2.1(c), are then entitled to designate a greater number of Agreed Nominees than the number of directors currently sitting on the Board who are Agreed Nominees designated by such Principal Stockholder Group or Principal Stockholder Groups shall designate Agreed Nominees for such vacancies

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(with each such Principal Stockholder Group designating the number of additional
Agreed Nominees that each such Principal Stockholder Group is so entitled to designate).

          (e) In the event that such vacancies are not promptly filled by the Board of Directors in the manner provided herein, each Principal Stockholder hereby agrees to vote or act by written consent with respect to (or cause to be voted or acted by written consent) all shares of Common Stock held of record or beneficially owned by it at the time of such vote or action by written consent or as to which such Principal Stockholder has voting control at the time of such vote or action by written consent for the election of such Agreed Nominees designated in accordance with the above provisions and for the removal of any directors whose election is inconsistent with such provisions.

          2.4. Conflicting Charter or By-law Provisions. Each Principal Stockholder shall vote its shares of Common Stock, and shall take all other actions necessary, to ensure that the Certificate of Incorporation and the Company's By-laws facilitate and do not at any time conflict with the provisions of this Agreement.

          2.5. Certain Adjustments. In the event the Company from time to time takes any action which affects the number of issued and outstanding shares of Common Stock, including, without limitation, (i) primary issuances of shares of Common Stock (including pursuant to the initial Public Offering of the Company),
(ii) repurchases or redemptions of shares of Common Stock and (iii) stock splits, reverse stock splits, stock dividends of Common Stock (or any other class or series of common stock) or similar subdivisions, reclassifications or recapitalizations, then the percentages used in Section 2.1(c) immediately prior to such action shall be appropriately adjusted to reflect the percentages that would have been in effect on the date of this Agreement had such action been taken on the date of this Agreement prior to the computation of such percentages.

                                   ARTICLE III

                            TRANSFERS AND CONVERSIONS

          3.1. Transfers; Conversion. (a) Except as permitted by Section 3.3,
3.4 or 3.5, prior to any Transfer or Indirect Transfer by a Principal Stockholder of shares of Class B Common Stock, such Principal Stockholder shall be required to

                                       13






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convert such shares of Class B Common Stock into shares of Class A Common Stock in accordance with the procedures set forth in the Certificate of Incorporation. There shall be no restrictions on the ability of a Principal Stockholder to (i) convert shares of Class B Common Stock into shares of Class A Common Stock or
(ii) transfer shares of Class A Common Stock (including shares of Class A Common Stock received upon conversion of shares of Class B Common Stock). Nothing set forth in this Agreement shall prevent the transfer of all or a portion of the capital stock of a Parent of a Principal Stockholder (or any other indirect transaction which does not constitute an Indirect Transfer) or require the conversion of the Class B Common Stock of such Principal Stockholder into Class A Common Stock in connection therewith.

          (b) Except as expressly permitted or required by this Agreement, (i) each Principal Stockholder shall be the record and beneficial owner of such shares of Class B Common Stock indicated in the Company's records as being owned by such Principal Stockholder and (ii) no Principal Stockholder shall enter into any agreement or arrangement, grant any proxies or powers of attorney or deposit into a voting trust with or otherwise directly or indirectly transfer voting power, with respect to the exercise of its rights to designate Agreed Nominees or to request the removal of a director pursuant to this Agreement (other than an agreement or arrangement solely among Principal Stockholders that are included in the same Principal Stockholder Group); provided, however, that the foregoing shall not be construed to limit the ability of a Principal Stockholder to enter into agreements with respect to the voting of its shares of Common Stock pending a sale of such stock permitted by Section 3.1(a).

          (c) The Company agrees not to record any transfer of Class B Common Stock by any Principal Stockholder in the stock transfer books of the Company unless the transfer complies with the provisions of this Article III.

          3.2. Legend. Each certificate evidencing outstanding shares of Class B Common Stock held by a Principal Stockholder shall bear the following legends:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, AND TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT, DATED AS OF _____________, 1998, AMONG TIME WARNER TELECOM INC. AND CERTAIN STOCKHOLDERS THEREOF. A COPY OF THIS AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF TIME WARNER TELECOM INC. AT 5700

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          S. QUEBEC STREET, GREENWOOD VILLAGE, COLORADO 80111.

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OR AN EXEMPTION THEREFROM.

All certificates evidencing shares of Class B Common Stock hereafter issued by the Company to a Principal Stockholder shall bear the legends set forth above. Upon termination of this Agreement and surrender to the Company for such purpose of any certificates bearing the first legend set forth above, the Company shall reissue such certificates to the owner thereof without such legend. The Company shall reissue certificates without the second legend set forth above upon the delivery to the Company of an opinion of counsel to the effect that such legend is no longer required.

          3.3. Transfers to Affiliates. Subject to applicable law, (i) any Principal Stockholder other than A/N shall have the right to Transfer shares of Class B Common Stock to its Parent or to any direct or indirect Subsidiary of its Parent if the transferee assumes the obligations of the transferor under this Agreement with respect to such shares and becomes a party to this Agreement and (ii) A/N (and any member of the A/N Stockholder Group which is a transferee of shares of Class B Common Stock pursuant to this Section 3.3(ii)) shall have the right to Transfer shares of Class B Common Stock to a Newhouse Family Member or to an Affiliate of A/N so long as at least 80% of the equity of such Affiliate is owned directly or indirectly by one or more Newhouse Family Members and the transferee assumes the obligations of the transferor under this Agreement with respect to such shares and becomes a party to this Agreement. A Principal Stockholder shall be permitted to Transfer shares of Class B Common Stock pursuant to this Section 3.3 without converting such shares into Class A Common Stock. Notwithstanding any Transfer permitted by this Section 3.3, the transferor shall remain liable for the performance by any transferee of its obligations hereunder if the transferee owns no material assets other than the shares of Common Stock transferred.

          3.4. Right of First Refusal. (a) If, other than pursuant to Section 3.3, all of the members of a Principal Stockholder Group (the "Selling Stockholders") shall propose to sell to an unaffiliated third party (the "Third Party Offeror") all but

                                       15






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


not less than all of the shares of Class B Common Stock beneficially owned by the Selling Stockholders at such time (the "First Refusal Shares") or to effect an Indirect Transfer of such shares (in which case the "First Refusal Shares" shall be the shares of Class B Common Stock beneficially owned by the Selling Stockholders) (such proposal being the "Third Party Offer"), the Selling Stockholders shall deliver to each other Principal Stockholder (the "First Refusal Stockholders") a notice (a "First Refusal Notice of Sale") containing a copy of the Third Party Offer, the identity of the Third Party Offeror and an offer to sell all but not less than all of the First Refusal Shares to the First Refusal Stockholders on the following terms: (i) if the Third Party Offer contemplates a purchase of the First Refusal Shares by the Third Party Offeror for consideration consisting solely of cash, then the Selling Stockholders' offer shall be to sell the First Refusal Shares for cash in an amount equal to the purchase price specified in, and otherwise on the terms and conditions contained in, the Third Party Offer, and (ii) if the Third Party Offer contemplates an acquisition of the First Refusal Shares by the Third Party Offeror for consideration any portion of which is not cash or if the Third Party Offer contemplates an Indirect Transfer, then the Selling Stockholder's offer shall be to sell the First Refusal Shares for cash in an amount equal to the cash consideration plus the fair market value of the non-cash consideration (as determined pursuant to Section 3.6) and otherwise on the terms and conditions contained in the Third Party Offer. The First Refusal Notice of Sale shall specify the price at which the First Refusal Shares are offered, as provided in the preceding sentence, as well as other material terms of the Third Party Offer. The First Refusal Stockholders shall enter into an appropriate confidentiality agreement relating to the Third Party Offer on customary terms if reasonably requested by the Selling Stockholders with respect to the Third Party Offer.

          (b) If a First Refusal Stockholder desires to accept all or any portion of the offer set forth in a First Refusal Notice of Sale as to any part of the First Refusal Shares, such First Refusal Stockholder (a "First Refusal Electing Stockholder") shall, within 45 days of receipt of such First Refusal Notice of Sale, notify the Selling Stockholders of its intention to acquire First Refusal Shares and the number of such shares it desires to acquire, and deliver a copy of such notice to each other First Refusal Stockholder.

          (c) If the First Refusal Electing Stockholders desire to acquire, in the aggregate, all of the First Refusal Shares, then the First Refusal Electing Stockholders shall have the right to acquire all of the First Refusal Shares, allocated among them as follows (or in such other manner as the First Refusal Electing Stockholders may agree):

                                       16






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


             (i) The First Refusal Shares shall be allocated among the First Refusal Electing Stockholders pro rata (based on the number of shares of Class B Common Stock owned by each of them) until all of the First Refusal Shares have been allocated or any First Refusal Electing Stockholder has been allocated the number of First Refusal Shares that it desires to acquire, as specified in its notice to the Selling Stockholders, as it may have been amended pursuant to
Section 3.4(d).

            (ii) If all First Refusal Shares are not allocated pursuant to paragraph (i) or any prior application of this paragraph (ii), any First Refusal Shares that were not allocated pursuant to paragraph (i) or any prior application of this paragraph (ii) shall be allocated among the First Refusal Electing Stockholders (other than any First Refusal Electing Stockholder that has been allocated the number of First Refusal Shares that it desires to acquire), as specified in its notice to the Selling Stockholders, as it may have been amended pursuant to Section 3.4(d), pro rata (based on the number of shares of Class B Common Stock owned by each of them). If all First Refusal Shares are not allocated pursuant to paragraph (i) and any prior application of this paragraph (ii), any First Refusal Shares that were not allocated pursuant to paragraph (i) and any prior application of this paragraph (ii) shall be allocated by continuing to apply this paragraph (ii) as required.

          (d) If the First Refusal Electing Stockholders desire to acquire, in the aggregate, less than all of the First Refusal Shares, then the Selling Stockholders shall so notify the First Refusal Electing Stockholders. Each First Refusal Electing Stockholder shall have the right, by written notice sent to the Selling Stockholder (with a copy of such notice to each other Principal Stockholder) within 10 days after its receipt of the notice from the Selling Stockholders pursuant to this Section 3.4(d) to amend its notice to increase the number of First Refusal Shares that it desires to purchase. If, after giving effect to any amendment to any First Refusal Electing Stockholder's notice pursuant to this Section 3.4(d), the First Refusal Electing Stockholders desire to acquire, in the aggregate, all of the First Refusal Shares, then the First Refusal Electing Stockholders shall have the right to acquire all the First Refusal Shares, allocated among them in accordance with Section 3.4(c). If, after giving effect to any amendment to any First Refusal Electing Stockholder's notice pursuant to this Section 3.4(d), the First Refusal Electing Stockholders desire to acquire, in the aggregate, less than all of the First Refusal Shares, then the Selling Stockholders' offer of the First Refusal Shares shall be deemed rejected as of the last day for a First Refusal Electing Stockholder to amend its notice pursuant to this Section 3.4(d) (the "First Refusal Rejection Date").

                                       17






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          (e) Any purchase of First Refusal Shares by the First Refusal Electing
Stockholders pursuant to this Section 3.4 shall be subject to the following terms and conditions:

             (i) The Selling Stockholders shall represent and warrant that the First Refusal Electing Stockholders will receive good and valid title to the First Refusal Shares to be purchased by them, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as set forth in this Agreement and except for governmental, regulatory and other third party consents and approvals required for transfers of shares of Common Stock generally.

            (ii) The closing of the purchase of First Refusal Shares by the First Refusal Electing Stockholders shall be subject to the satisfaction of following conditions:

          (A) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated.

          (B) All governmental approvals and other third party consents expressly required with respect to the transactions to be consummated at such closing shall have been obtained, to the extent the failure to obtain such approvals or consents would prevent the Selling Stockholders from performing any of their material obligations under the transaction documents or would result in any materially adverse change in, or materially adverse effect on, the business, assets, results of operations, financial condition or prospects of the Company and the Persons controlled by the Company taken as a whole.

          (C) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the consummation of the transactions to be consummated at such closing.

          (D) The representation and warranty of the Selling Stockholders contemplated by clause (i) of this sentence shall be true and correct at the closing of such sale with the same force and effect as if then made.

          (iii) The closing of any purchase of First Refusal Shares by the First Refusal Electing Stockholders pursuant to this Section 3.4 shall take place on the date

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


and at the place and time determined by the Selling Stockholders and communicated to the First Refusal Electing Stockholders in writing, at least seven days prior to such closing, but in any event within sixty days after the acceptance by the First Refusal Electing Stockholders of the offer, subject to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals.

          (f) If (i) the Selling Stockholders' offer of the First Refusal Shares is rejected as provided in Section 3.4(d) or (ii) the purchase by the First Refusal Stockholders of the First Refusal Shares is not consummated within the period set forth in Section 3.4(e)(iii) for any reason other than an action by the Selling Stockholders, then the Selling Stockholders shall have the right, at any time during the 90-day period beginning on the First Refusal Rejection Date or the day following the last day of the period set forth in Section 3.4(e)(iii) (the "First Refusal Termination Date"), as applicable, to enter into a binding agreement to sell all of the First Refusal Shares to the Third Party Offeror, or to effect the Indirect Transfer contemplated by the Third Party Offer, as applicable, in either case on terms and conditions no less favorable in the aggregate to the Selling Stockholders (and, in the case of an Indirect Transfer, the Person receiving the consideration) than those set forth in the Third Party Offer, and thereafter to sell all of the First Refusal Shares to the Third Party Offeror or effect the Indirect Transfer, as applicable, pursuant to such agreement. If the Selling Stockholders do not enter into such an agreement during such 90-day period, or do not close the sale thereunder within sixty days after the execution of such agreement (subject to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals), the procedure set forth above with respect to the First Refusal Notice of Sale shall be repeated with respect to the Third Party Offer or any subsequent proposed transfer of Class B Common Stock by the Selling Stockholders which is subject to the provisions of this Section 3.4.

          (g) In connection with a sale or Indirect Transfer of shares of Class B Common Stock to a Third Party Offeror permitted by Section 3.4(f), (i) the Selling Stockholders shall have the right to sell to the Third Party Offeror all, but not less than all, of their shares of Class B Common Stock or permit the Indirect Transfer, as applicable, without converting such shares to Class A Common Stock, (ii) the Selling Stockholders shall have the right to transfer to the Third Party Offeror all, but not less than all, of their rights to designate Agreed Nominees pursuant to Section 2.1(c)(i) and (iii) (A) in the case of a sale of the First Refusal Shares, the Third Party Offeror shall

                                       19






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


be required to assume the obligations of the Selling Stockholders under this Agreement with respect to such shares and become a party to this Agreement and
(B) in the case of an Indirect Transfer, the Third Party Offeror, upon taking control of the Selling Stockholders, shall be required to cause the Selling Stockholders to confirm in writing the continuing validity and effectiveness of their obligations under this Agreement.

          (h) In furtherance of the rights set forth in this Section 3.4, the Company agrees that, on reasonable notice following the delivery of a First Refusal Notice of Sale, at reasonable times and without interfering with the business or operations of the Company, it will assist the Selling Stockholders in obtaining all necessary consents to any disposition of the shares to be sold.

          3.5. Tag-Along Rights. (a) If the members of the TW Stockholder Group (the "TW Selling Stockholders") propose to sell to an unaffiliated third party (the "Tag Offeror") (i) all but not less than all of the shares of Class B Common Stock and (ii) shares of Class A Common Stock beneficially owned by them which collectively represent greater than 33% of the issued and outstanding shares of Common Stock (the "TW Shares) or to effect an Indirect Transfer of such shares (in which case the "TW Shares" shall be all the shares of Common Stock owned by the TW Selling Stockholders) (such proposed sale being a "Tag Offer"), then, as a condition to effecting such sale or Indirect Transfer, the TW Selling Stockholders shall cause proper provisions to be made so that each other Principal Stockholder (each, a "Tag Stockholder") shall have the right to participate in such Tag Offer and sell to the Tag Offeror a number of shares of Common Stock owned by it equal to the product of (x) the number of shares of Common Stock owned by such Tag Stockholder multiplied by (y) a fraction, the numerator of which is the number of TW Shares and the denominator of which is the number of issued and outstanding shares of Common Stock owned by the TW Stockholder Group (collectively, with respect to all Tag Stockholders, the "Tag Shares"); provided, however, that if a Tag Stockholder owns both shares of Class B Common Stock and Class A Common Stock, the shares of Class B Common Stock owned by such Tag Stockholder shall be included in the Tag Shares prior to the inclusion of any shares of Class A Common Stock owned by such Tag Stockholder. In connection with a Tag Offer, the TW Selling Stockholders shall cause the Tag Offeror to deliver to each Tag Stockholder a notice (a "Tag Notice of Sale") containing a copy of the Tag Offer, the identity of the Tag Offeror and an offer to purchase all of the Tag Shares owned by such Tag Stockholder on the same terms and conditions (including as to price and form of consideration) as the terms and conditions contained in the Tag Offer. The Tag Notice of Sale shall specify the price at which the Tag Shares are to be purchased, as provided in the preceding sentence. If

                                       20






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


the Tag Offer also constitutes a Third Party Offer pursuant to Section 3.4, the TW Selling Stockholders shall deliver the Tag Notice of Sale at the same time that the First Refusal Notice of Sale is delivered. The Tag Stockholders shall enter into an appropriate confidentiality agreement relating to the Tag Offer on customary terms if reasonably requested by the TW Selling Stockholders with respect to the Tag Offer. If the Tag Offer contemplates an Indirect Transfer, the Tag Offeror shall offer the Tag Stockholders the option of selling the Tag Shares pursuant to an Indirect Transfer.

          (b) If a Tag Stockholder desires to accept the offer set forth in a Tag Notice of Sale as to all of the Tag Shares beneficially owned by such Tag Stockholder, such Tag Stockholder shall, within 45 days of receipt of such Tag Notice of Sale, notify the Tag Offeror and the TW Selling Stockholders of its intention to sell all but not less than all of its Tag Shares to the Tag Offeror, and deliver a copy of such notice to each other Tag Stockholder. If a Tag Stockholder desires to sell its Tag Shares, then the Tag Offeror shall purchase all of such Tag Shares together with the TW Shares pursuant to Section 3.5(c).

          (c) The TW Selling Stockholders shall have the right, at any time during the 90-day period beginning on the day following the end of the 45-day period referred to in Section 3.5(b), to enter into a binding agreement to sell all but not less than all of the TW Shares to the Tag Offeror, or to effect the Indirect Transfer contemplated by the Tag Offer, as applicable, in either case on terms and conditions no less favorable in the aggregate to the TW Selling Stockholders (and, in the case of an Indirect Transfer, the Person receiving the consideration) than those set forth in the Tag Offer. The Tag Stockholders electing to sell their Tag Shares pursuant to Section 3.5(b) shall become party to such agreement and agree to sell all but not less than all of their Tag Shares to the Tag Offeror (or to effect an Indirect Transfer, as applicable) pursuant thereto on the terms and conditions set forth therein. In connection with such agreement, each Tag Stockholder which is a member of a Principal Stockholder Group which has the right to designate Agreed Nominees pursuant to
Section 2.1(c) at such time shall be required to make the same representations, warranties and agreements, including as to indemnification, as the TW Selling Stockholders and each Tag Stockholder which is a member of a Principal Stockholder Group which does not have the right to designate Agreed Nominees pursuant to Section 2.1(c) at such time shall not be required to make any representations or warranties and agreements, including as to indemnification, other than representations and warranties (and related indemnification) as to title to the Tag Shares to be transferred and as to organization and due execution and delivery and enforceability of the transfer agreements (and, in the case of an Indirect Transfer, such other representations and warranties regarding

                                       21






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


the entity the equity of which is being sold as are comparable to the foregoing representations). The TW Stockholders and Tag Stockholders shall thereafter have the right to sell such TW Shares and Tag Shares to the Tag Offeror and/or effect the Indirect Transfers, as applicable, pursuant to such agreement. If the TW Selling Stockholders do not enter into such an agreement during such 90-day period, or do not close the sale thereunder within sixty days after the execution of such agreement (subject to extension for delays caused by actions by the Tag Stockholders and to extension for a maximum of one hundred eighty additional days to the extent required to obtain all required governmental, regulatory and other third party consents and approvals), the procedure set forth above with respect to the Tag Notice of Sale shall be repeated with respect to the Tag Offer or any subsequent proposed transfer of Common Stock by the TW Selling Stockholders which is subject to the provisions of this Section 3.5.

          (d) In connection with a sale or Indirect Transfers of shares of Class B Common Stock to a Tag Offeror pursuant to Section 3.5(d), (i) the TW Selling Stockholders and the Tag Stockholders shall have the right to sell to the Tag Offeror all but not less than all of their shares of Class B Common Stock or permit the Indirect Transfers, as applicable, without converting such shares to Class A Common Stock, (ii) (A) when the TW Selling Stockholders sell all of the shares of Class B Common Stock owned by them to the Tag Offeror, the TW Selling Stockholders shall have the right to transfer to the Tag Offeror their rights to designate Agreed Nominees pursuant to Section 2.1(c)(i) and (B) when all of the members of any Principal Stockholder Group other than the TW Stockholder Group sell all of the shares of Class B Common Stock owned by them to the Tag Offeror, such Tag Stockholders shall have the right to transfer to the Tag Offeror their rights to designate Agreed Nominees pursuant to Section 2.1(c)(i) and (iii) (A) in the case of a sale of the TW Shares or Tag Shares, the Third Party Offeror shall be required to assume the obligations of the TW Selling Stockholders and the Tag Stockholders under this Agreement with respect to such shares and become a party to this Agreement and (B) in the case of an Indirect Transfer, the Tag Offeror, upon taking control of the TW Selling Stockholders or Tag Stockholders, as applicable, shall be required to cause the TW Selling Stockholders or Tag Stockholders to confirm in writing the continuing validity and effectiveness of their obligations under this Agreement.

          (e) In furtherance of the rights set forth in this Section 3.5, the Company agrees that, on reasonable notice following the delivery of a Tag Notice of Sale, at reasonable times and without interfering with the business or operations of the Company, it will assist the TW Selling Stockholders and the Tag Stockholders in

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obtaining all necessary consents to any disposition of the shares to be sold. In the event the TW Selling Stockholders transfer the TW Shares to the Tag Offeror, the provisions of this Section 3.5 shall apply to any subsequent transfer by the Tag Offeror and/or any of its future transferees of shares of Class B Common Stock which represent greater than 33% of the voting power of the outstanding Common Stock as if any such transferors were TW Selling Stockholders.

          3.6. Valuation of Consideration. Before submitting a First Refusal Notice of Sale pursuant to Section 3.4(a) in response to a Third Party Offer that contemplates (i) an acquisition of the First Refusal Shares by the Third Party Offeror for consideration any portion of which is not cash or (ii) an Indirect Transfer, the Selling Stockholders and the other Principal Stockholders shall cause the fair market value of the non-cash consideration to be determined by an investment banking firm in the following manner. The Selling Stockholders shall deliver to each other Principal Stockholder a notice stating that the Selling Stockholders intend to deliver a First Refusal Notice of Sale. The Selling Stockholders and the Principal Stockholder (other than the Selling Stockholders) that, together with its Controlled Affiliates, owns the greatest number of shares of Class B Common Stock, shall each select an investment banking firm and shall instruct the investment banking firms so selected to select a third investment banking firm within 30 days following the delivery of such notice by the Selling Stockholders. The investment banking firm selected in accordance with the foregoing procedure shall submit a written report setting forth its determination of its appraisal of the First Refusal Shares no later than 45 days after the date of its selection. The fees, costs and expenses of the investment banking firms so selected shall be borne by the Selling Stockholders. In determining the fair market value of the non-cash consideration, if applicable, the investment banking firm retained pursuant to this Section 3.6 shall: (A) assume that the fair market value of the applicable non-cash consideration asset is the price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable non-cash consideration asset would be sold for cash;
(C) take into account any applicable control premium relating to the shares to be sold; and (D) use valuation techniques then prevailing in the relevant industry. If the Third Party Offer contemplates a sale of First Refusal Shares or an Indirect Transfer in exchange for tax-deferred consideration, the fair market value of the First Refusal Shares shall not be grossed-up to the extent of any taxes which shall be payable by the Selling Stockholders as a result of a sale of the First Refusal Shares to the First Refusal Electing Stockholders; provided, however, that the parties agree to negotiate in good faith to structure any such transaction in a tax-efficient manner.

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          3.7. Transferee Principal Stockholders; Other Parties to Agreement.
(a) A Principal Stockholder shall remain a Principal Stockholder for so long as it owns any Class B Common Stock regardless of the percentage of Class B Common Stock it may own from time to time. Any transferee of a Principal Stockholder required to become a party to this Agreement pursuant to Section 3.3, Section 3.4(g) or Section 3.5(d) shall become a Principal Stockholder by delivering to the Company (which shall promptly send notice thereof to the Principal Stockholders) a counterpart signature page to this Agreement. No further action by the Company or the Principal Stockholders shall be required for such person to become a party to this Agreement. Following any Indirect Transfer permitted by this Agreement, the Principal Stockholder with respect to which such Indirect Transfer has occurred shall confirm to the other Principal Stockholders in writing the continuing validity and effectiveness of its obligations under this Agreement.

          (b) If any Principal Stockholder Group transfers to any Person shares of Class A Common Stock which represent at least 5% of the shares of Common Stock then outstanding, such Person shall have the right to become a party to this Agreement with respect to the registration rights granted under Article IV only.

          3.8. Cooperation. (a) The Company shall use commercially reasonable efforts to cooperate with any transferring Principal Stockholder in connection with its efforts to Transfer any interest in its Common Stock in accordance with the provisions of this Article III, including making qualified personnel available for attending hearings and meetings respecting any consents, approvals and authorizations required for such Transfer and, at the request of the transferring Principal Stockholder, making all filings with, and giving all notices to, third parties and governmental authorities that may be necessary or reasonably required to be made or given by the Company in order to effect the contemplated Transfers. Each Principal Stockholder also agrees to use commercially reasonable efforts to cooperate with any transferring Principal Stockholder by making any filings with, and giving notices to, third parties and governmental authorities that may be necessary or reasonably required to be made or given by such Principal Stockholder in connection with such contemplated Transfer. Subject to the other provisions of this Section, no Principal Stockholder or the Company shall take any action to delay, impair or impede the receipt of any required consents, approvals or authorizations. "Commercially reasonable efforts" as used in this Section shall not require any party to undertake extraordinary or unreasonable measures to obtain any consents, approvals or other authorizations, including requiring such party to make any material expenditures (other than normal filing fees or the like)

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


or to accept any material changes in the terms of the contract, license or other instrument for which a consent, approval or authorization is sought.

          (b) Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be required to agree to any prohibition, limitation or other requirements, including but not limited to (i) any prohibition or limitation on the ownership or operation by such party or any of its Subsidiaries or Affiliates of any portion of the business or assets of such party or any of its Subsidiaries or Affiliates, or any prohibition or limitation that would compel such party or any of its Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of such party or any of its Subsidiaries or Affiliates, (ii) any prohibition or limitation on the rights of such party to acquire, own or enter into any businesses or lines of businesses, (iii) any prohibition or limitation on the ability of such party to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company, including the right to vote the capital stock of the Company acquired by it on all matters properly presented to the stockholders of the Company, (iv) any prohibition or limitation on such party or any of its Subsidiaries or Affiliates from effectively controlling in any material respect the business or operations of such party or any of its Subsidiaries or Affiliates or (v) any change in any respect the governance of the Company from that set forth in the Certificate of Incorporation, the Company's By-Laws and this Agreement, any change in such party's rights under this Agreement or any limitations on the ability of such party to exercise any such rights.

                                   ARTICLE IV

                               REGISTRATION RIGHTS

          4.1. Demand Registration. (a) At any time after the date which is 180 days after the closing of the Company's initial Public Offering, any stockholder of the Company which is a party to this Agreement (an "Eligible Holder") may request that the Company effect the registration under the Securities Act of all or part of its shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by
it) for sale in the manner specified in such request. A stockholder that previously owned shares of Class B Common Stock but ceased to be a Principal Stockholder upon the conversion of its shares of Class B Common Stock to shares of Class A Common Stock shall continue to be a party to this Agreement so long as it owns any shares of Class A Common

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


Stock and therefore shall be an Eligible Holder. Such request shall be made by furnishing written notice thereof (a "Demand Notice") to the Company, setting forth the number of shares of Class A Common Stock requested to be registered and such Eligible Holder's intended method of distribution. Within ten days after receipt of any Demand Notice, the Company shall give written notice of such Demand Notice to all other Eligible Holders. Following receipt of such notice from the Company (the "Company Notice"), each such other Eligible Holder shall have the right to give the Company a written request to register any or all of such Eligible Holder's Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock held by
it) in the registration described in the Company Notice, provided that such written request is given within fifteen days after the date on which the Company Notice is given (with such request stating (i) the number of shares of Class A Common Stock to be so included, (ii) such other Eligible Holder's intended method of distribution of such shares and (iii) any other information that the Company Notice reasonably requests be included in such notice from such Eligible Holder). All registrations requested pursuant to this Section 4.1(a) are referred to herein as "Demand Registrations." The Company shall not be required to effect a Demand Registration unless the aggregate number of shares of Class A Common Stock demanded to be so registered is at least one percent of the number of shares of Class A Common Stock then outstanding (the "Minimum Condition"). If the Minimum Condition is met, then, subject to Sections 4.1(c), 4.1(e) and 4.1(f) below, the Company shall, as soon as practicable, file with the SEC and use its best efforts to cause to become effective as promptly as practicable, a Registration Statement which shall cover the shares of Class A Common Stock requested to be registered pursuant to such Demand Notice and Company Notices.

          (b) Once a Demand Registration has been effected, the Company shall not be obligated to register Class A Common Stock pursuant to another Demand Registration prior to the expiration of 180 days from the date on which the previous Demand Registration was declared effective; provided, however, that a registration will not count as a Demand Registration unless it has become effective, and such effectiveness has been maintained under the Securities Act (and not subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason) for the period specified in Section 4.4(a).

          (c) The Company may postpone for a reasonable period (not to exceed two months) after its receipt of a Demand Notice the filing of a Registration Statement for a Demand Registration if the Board reasonably believes that such Demand Registration would have a material adverse effect on any proposal or plan by

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


the Company or any of its Subsidiaries to engage in any financing, acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction and notifies the Eligible Holders in writing of such postponement; provided however, that the Company shall have the right to so postpone a filing only one time during any period of twelve consecutive months.

          (d) In the event that the Demand Notice and the notices in response to the Company Notices for a Demand Registration contemplate more than one intended method of distribution by the Eligible Holders, then the Company will use its best efforts to include in the Registration Statement for such Demand Registration multiple prospectuses and/or plans of distributions covering each intended method of distribution. The Company acknowledges and agrees that an intended method of distribution of an Eligible Holder may include the registration of shares of Class A Common Stock in connection with an underwritten offering of Monetizing Securities of such Eligible Holder or its Parent. If, in the event of such an underwritten offering of Monetizing Securities, the other Eligible Holders desire to offer their own Monetizing Securities or to sell shares of Class A Common Stock for cash as part of such underwritten offering, the Eligible Holders will negotiate in good faith, in consultation with the managing underwriter for the offering, to include such securities to the extent practicable.

          (e) If a Demand Registration involves an underwriting of shares of Class A Common Stock for cash (or, to the extent permitted by Section 4.1(d), an underwriting of Monetizing Securities of one or more Eligible Holders or their Parents or shares of Class A Common Stock for cash and Monetizing Securities of one or more Eligible Holders or their Parents) and the managing underwriter advises the Company and the Eligible Holders in writing that marketing factors require a limitation of the number of shares of Class A Common Stock (and/or Monetizing Securities) to be underwritten, then the managing underwriter may exclude shares (and/or Monetizing Securities) requested to be included in such Demand Registration from such underwriting. If the managing underwriter imposes a limit on the number of shares of Class A Common Stock (and/or Monetizing Securities) to be included in such underwriting, then each Eligible Holder shall have the right to include in such underwriting up to its pro rata share (based on the ratio that the number of shares of Class A Common Stock (and/or Monetizing Securities) proposed to be sold by each Eligible Holder bears to the total numbers of shares of Class A Common Stock (and/or Monetizing Securities) proposed to be sold by all Eligible Holders who have elected to participate in the Demand Registration) of the maximum number of shares (and/or

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


Monetizing Securities) permitted by the managing underwriter to be included in the Demand Registration (the "Maximum Amount").

          (f) If, in connection with an underwriting involving the offering of shares of Class A Common Stock for cash, the managing underwriter has not limited the number of shares of Class A Common Stock (and/or Monetizing Securities) to be underwritten or if the number of shares (and/or Monetizing Securities) which the Eligible Holders have requested to be registered is less than the Maximum Amount, then the Company may include shares of Class A Common Stock for its own account or for the account of others in such underwriting if the managing underwriter so agrees and if the number of shares of Class A Common Stock (and/or Monetizing Securities) which would otherwise have been included in such underwriting by Eligible Holders will not thereby be limited. The inclusion of such shares shall be on the same terms as the offering for cash of shares of Class A Common Stock by the Eligible Holders. In the event that the managing underwriter excludes some of the securities to be registered, the securities to be sold for the account of the Company and any other holders shall be excluded in their entirety prior to the exclusion of any shares of Class A Common Stock (and/or Monetizing Securities) of the Eligible Holders.

          4.2. Incidental Registration. (a) If the Company proposes to register any shares of Class A Common Stock under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms, (ii) relating to shares of Common Stock issuable upon exercise of employee share options or in connection with any employee benefit or similar plan of the Company or (iii) in connection with a direct or indirect acquisition by the Company of another Person or any transaction with respect to which Rule 145 (or any successor provision) under the Securities Act applies), whether or not for sale for its own account, it will each such time, subject to the provisions of
Section 4.2(b) hereof, give prompt written notice at least 20 days prior to the anticipated filing date of the Registration Statement relating to such registration to each Eligible Holder, which notice shall set forth such Eligible Holder's rights under this Section 4.2 and shall offer all Eligible Holders the opportunity to include in such Registration Statement such number of shares of Class A Common Stock as each such Eligible Holder may request (an "Incidental Registration"); provided, however, that the provisions of Section 4.1 hereof and not this Section 4.2 shall apply to the ability of any Eligible Holder to participate in any registration being effected pursuant to a Demand Registration contemplated by Section 4.1 hereof. Upon the written request of any such Eligible Holder made within ten days after the receipt of notice from the Company (which request shall specify the number of shares of Class A Common Stock intended to be disposed of by such

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


Eligible Holder), the Company will use its best efforts to effect the registration under the Securities Act of all of the Class A Common Stock that the Company has been so requested to register by such Eligible Holders; provided, however, that (A) if such registration involves an underwriting, all such Eligible Holders requesting to be included in the Company's registration must sell their shares of Class A Common Stock to the underwriters selected as provided in Section 4.4(f) hereof on the same terms and conditions as apply to the Company and (B) if, at any time after giving written notice of its intention to register any shares pursuant to this Section 4.2(a) and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register such shares, the Company shall give written notice to all such Eligible Holders and, thereupon, shall be relieved of its obligation to register any shares of Class A Common Stock owned by the Eligible Holders (without prejudice, however, to rights of any of the Eligible Holders under Section 4.1 hereof). No registration effected under this Section 4.2 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 4.1 hereof.

          (b) If an Incidental Registration pursuant to this Section 4.2 involves an underwriting and the managing underwriter thereof advises the Company and the Eligible Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter may exclude shares requested to be included in such Incidental Registration from such underwriting. If the managing underwriter imposes a limit on the number of shares of Common Stock to be included in such underwriting, then there shall be included in the offering, (i) first, all shares of Common Stock proposed by the Company to be sold for its account or the account of any other party not covered by this Agreement that triggers registration rights and
(ii) second, that number of shares of Class A Common Stock requested to be included in such underwriting by the Eligible Holders, on a pro rata basis (based on the ratio that the number of shares of Class A Common Stock proposed to be sold by each Eligible Holder bears to the total numbers of shares of Class A Common Stock proposed to be sold by all Eligible Holders who have elected to participate in the Incidental Registration).

          4.3. Lockup Agreements. In the event of an underwritten offering pursuant to Section 4.1 or Section 4.2, each Eligible Holder agrees not to effect any public sale or other distribution of Class A Common Stock during the seven days prior to the effective date of such registration or during the ninety-day period (or such lesser period as is agreed upon in connection with such underwritten offering) beginning on such effective date (except in either case as part of such underwriting), unless the managing underwriter otherwise agrees. The Company agrees not to effect any public sale or other distribution of Class A Common Stock during the seven days prior to the effective date of any registration or during the ninety-day period beginning on such effective date (except in either case as part of such underwriting or pursuant to registrations on Form S-8 or any successor form), unless the managing underwriter otherwise agrees.

          4.4. Registration Procedures. Whenever Eligible Holders request that any shares of Class A Common Stock be registered pursuant to Section 4.1 or 4.2 hereof, the Company will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such shares in accordance with the intended method of distribution thereof and the applicable provisions of Section 4.1 or 4.2, as appropriate, as promptly as practicable, and in connection with any such request:

          (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the distribution of the shares of Class A Common Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 120 days. In the event that an Eligible Holder is to effect an offering of Monetizing Securities which requires an effective Registration Statement to cover shares of Class A Common Stock which may be transferred by such Eligible Holder or its Parent to holders of such Monetizing Securities upon the exchange or conversion of such Monetizing Securities during the term of such Monetizing Securities, then the Company shall use its best efforts to cause the Registration Statement filed in connection with such offering to remain effective until the maturity of such Monetizing Securities; provided, however, that the Company shall have the right to suspend the effectiveness of such Registration Statement for a reasonable period (not to exceed two months) during such period if the Board reasonably believes that the continued effectiveness of such Registration Statement would have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any merger, consolidation, tender offer or other significant transaction (other than in the ordinary course of business) and notifies the Eligible Holders in writing of such suspension (provided that the Company shall have the right to so suspend such effectiveness only one time during any period of twelve consecutive months).

          (b) The Company will, if requested, prior to filing a Registration Statement or prospectus or any amendment or supplement thereto, furnish to each Eligible Holder and each underwriter, if any, of the shares of Class A Common Stock covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter the Company will furnish to such Eligible Holder and underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such Eligible Holder or underwriter may reasonably request in order to facilitate the disposition of the Class A Common Stock owned by such Eligible Holder.

          (c) After the filing of the Registration Statement, the Company will promptly notify each Eligible Holder holding Class A Common Stock covered by such Registration Statement of any stop order, injunction or other order or requirement of the SEC and take all reasonable actions required to prevent the entry of such stop order, injunction or other order or requirement or to remove or revoke it if entered.

          (d) The Company will use its best efforts to (i) register or qualify the Class A Common Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Eligible Holder holding such Class A Common Stock reasonably (in light of such Eligible Holders's intended method of distribution) requests and (ii) cause such shares of Class A Common Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Eligible Holder to consummate the disposition of the Class A Common Stock owned by such Eligible Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e) The Company will immediately notify each Eligible Holder holding such shares of Class A Common Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Class A Common Stock, such

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


prospectus will contain full, true and plain disclosure of all material facts relating to the securities covered thereby and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made and promptly prepare and make available to each such Eligible Holder any such supplement or amendment.

          (f) In connection with any underwritten offering pursuant to a Demand Registration, (i) the Principal Stockholder Group holding the largest number of the shares of Class A Common Stock to be included in such offering by all Principal Stockholder Groups shall have the right to select the lead managing underwriter for such offering, so long as such lead managing underwriter shall be reasonably satisfactory to the Company, (ii) the Principal Stockholder Group holding the second largest number of the shares of Class A Common Stock to be included in such offering by all Principal Stockholder Groups shall have the right to select the colead managing underwriter for such offering, so long as such co-lead managing underwriter shall be reasonably satisfactory to the Company, (iii) each other Principal Stockholder Group participating in the offering shall have the right to select one comanaging underwriter for such offering, so long as each such co-managing underwriter shall be reasonably satisfactory to the Company and (iv) the Company shall have the right to select one co-managing underwriter for such offering, so long as such comanaging underwriter shall be reasonably satisfactory to Eligible Holders holding a majority of the shares of Class A Common Stock to be included in such offering by Eligible Holders. In connection with any underwritten offering pursuant to an Incidental Registration, (i) the Company shall have the right to select the lead managing underwriter for such offering, so long as such managing underwriter shall be reasonably satisfactory to Eligible Holders holding a majority of the shares of Class A Common Stock to be included in such offering by Eligible Holders and (ii) each Principal Stockholder Group participating in such offering shall have the right to select one co-managing underwriter for such offering, so long as each such co-managing underwriter shall be reasonably satisfactory to the Company. The Company will enter into customary agreements (including an underwriting agreement or indemnity agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of shares in any such underwriting.

          (g) Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, the Company will make available for inspection by any Eligible Holder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Article IV and

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
any attorney, accountant or other professional retained by any such Eligible Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Eligible Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. Each Eligible Holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its own expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Company will furnish to each such Eligible Holder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public or chartered accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Eligible Holders or the managing underwriter, if any, reasonably request.

          (i) The Company shall use its best efforts to cause all the Class A Common Stock to be included in any registration under this Article IV to be listed on the principal securities exchange or included in the over-the-counter market on which similar securities issued by the Company are then listed or quoted, as the case may be, or eligible for listing or quotation, or on The Nasdaq National Market or such other national securities exchange as the Board may designate.

          (j) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC including, without limitation, making available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

          (k) The Company shall make available its executive officers for a reasonable period of time to participate in road show or other investor presentations in connection with any underwritten offering of Class A Common Stock or Monetizing Securities by Eligible Holders.

          (l) The Company may require, as a condition to including any Eligible Holder's Class A Common Stock in any registration under this Article IV, each such Eligible Holder to promptly furnish in writing to the Company such information regarding such Eligible Holder, the distribution of the Class A Common Stock and such other information as the Company may from time to time reasonably request in connection with such registration in order to comply with applicable disclosure requirements. The Company shall permit any Eligible Holder, which holder, in its sole judgment, exercised in good faith, and upon advice of counsel, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

          (m) Each such Eligible Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(e), such Eligible Holder will forthwith discontinue disposition of shares of Class A Common Stock pursuant to the registration statement covering such Class A Common Stock until such Eligible Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(e) (provided that such discontinuance shall not be required for a period in excess of two months and may not occur more than once in any 365 day period), and, if so directed by the Company, such Eligible Holder will deliver to the Company all copies, other than any permanent file copies then in such Eligible Holder's possession, of the most recent prospectus covering such Class A Common Stock at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 4.4(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 4.4(e) to the date when the Company shall make available to such Eligible Holder a prospectus supplemented or amended to conform with the requirements of Section 4.4(e).

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          4.5. Expenses. Each Eligible Holder that participates in a Demand
Registration or an Incidental Registration shall pay all underwriting discounts and commissions and any transfer taxes attributable to the sale of such Eligible Holder's shares, the fees and expenses of counsel for such Eligible Holder (other than the fees and expenses for one counsel for the Eligible Holders as set forth below) and any other out-of-pocket expenses of such Eligible Holder incurred in connection with its participation in such Demand Registration or Incidental Registration. The Company shall pay any and all other expenses in connection with a Demand Registration or an Incidental Registration, including, without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including fees and disbursements of counsel for any underwriters in connection with blue sky qualifications), (iii) all processing, printing, copying, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the shares being sold on any securities exchange,
(v) the fees and disbursements of counsel for the Company and of its independent public accountants and (vi) the reasonable fees and expenses of any special experts retained in connection with the requested registration and one counsel representing Eligible Holders and acting as Inspector.

          4.6. Indemnification. (a) The Company agrees to indemnify and hold harmless each Eligible Holder holding shares of Class A Common Stock covered by a Registration Statement, its officers, directors and agents, and each Person, if any, who controls such Eligible Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including those resulting from any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority) caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the shares of Class A Common Stock (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Eligible Holder or on such Eligible Holder's behalf expressly for use therein; provided however, that the Company shall not be liable for any untrue statement or omission contained in a preliminary prospectus, which untrue statement or omission was corrected in a final

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


prospectus or supplement that was furnished to such Eligible Holder. The Company also agrees to indemnify any underwriters of the Eligible Holders, their officers, directors, employees and agents, and each Person, if any, who controls such underwriters (other than in respect of loss of profit or information relating solely to the underwriters) on substantially the same basis as that of the indemnification of the Eligible Holders provided in this Section 4.6(a).

          (b) Each Eligible Holder holding shares of Class A Common Stock included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Eligible Holder, but only with respect to information furnished in writing by such Eligible Holder or on such Eligible Holder's behalf expressly for use in any Registration Statement or prospectus relating to the Class A Common Stock, or any amendment or supplement thereto, or any preliminary prospectus, and only up to an amount equal to the aggregate purchase price received by such Eligible Holder from the sale of such Eligible Holder's Class A Common Stock in such registration or from Monetizing Securities in connection with such registration. As a condition to including shares of Class A Common Stock in any Registration Statement filed in accordance with Article IV hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 4.6, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of his or its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain his or its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party shall

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


have failed to assume the defense and employ counsel or (iii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or differing legal defenses available to them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without his or its written consent (not to be unreasonably withheld), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment; provided, however, that, if any case where the fees and expenses of counsel are at the expense of the Indemnifying Party in accordance with this Section 4.6 and an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for such fees and expenses of counsel as incurred, such Indemnifying Party agrees that it shall be liable for any settlement of any action effected without its written consent if (i) such settlement is entered into more than ten (10) Business Days after the receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall have failed to reimburse the Indemnified Party in accordance with such request for reimbursement prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (not to be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

          (d) If the indemnification provided for in this Section 4.6 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Eligible Holder holding shares of Class A Common Stock covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company

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


and such Eligible Holders on the one hand and the underwriters on the other, from the offering of the Class A Common Stock or Monetizing Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Eligible Holders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Eligible Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Eligible Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Eligible Holders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering of the Class A Common Stock or Monetizing Securities (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Eligible Holders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the applicable prospectus. The relative fault of the Company and such Eligible Holders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Eligible Holders or by such underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The relative fault of the Company on the one hand and of each such Eligible Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied in writing by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Eligible Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or

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


defending any such action or claim. Notwithstanding the provisions of this
Section 4.6(d), no underwriter shall be required to contribute any amount in excess of the amount of the total fees, discounts and commissions received by it, and no Eligible Holder shall be required to contribute any amount in excess of the amount of the proceeds received by such Eligible Holder in respect of a sale of its shares of Class A Common Stock or Monetizing Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Eligible Holder's obligation to contribute pursuant to this Section 4.6(d) is several in the proportion that the proceeds of the offering received by such Eligible Holder bears to the total proceeds of the offering received by all such Eligible Holders and not joint.

          4.7. Unregistered Offerings. In connection with any offering by an Eligible Holder of Monetizing Securities which do not require the registration by the Company of the shares of Class A Common Stock issuable upon the conversion or exchange thereof, the Company shall (i) at the request of such Eligible Holder, provide reasonable cooperation to such Eligible Holder and its advisors in connection with such offering, (ii) to the extent relevant, comply with the other covenants specified in Section 4.4 and provide the Indemnity specified in Section 4.6 with respect to any unregistered offering and (iii) at the request of such Eligible Holder, make available its executive officers for a reasonable period of time to participate in road show or other investor presentations in connection with such offering.

          4.8. Rule 144. The Company agrees that it shall timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, without limitation, the reports under sections 13 and 15 (d) of the Exchange Act referred to in paragraph (c)(1) of Rule 144 under the Securities
Act), and shall take such further actions as any Eligible Holder may reasonably request, all to the extent required to enable Eligible Holders to sell Class A Common Stock, from time to time, pursuant to the resale limitations of (a) Rule 144 under the Securities Act, as such rule may be hereafter amended, or (b) any similar rules or regulations hereafter adopted by the SEC. Upon the written request of any Eligible Holder, the Company shall deliver to such Eligible Holder a written statement verifying that it has complied with such requirements.

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


                                    ARTICLE V

                                OTHER AGREEMENTS

          5.1. Confidentiality. Each Principal Stockholder agrees that it will not, directly or indirectly, without the prior written consent of the Company, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company or any of its Subsidiaries, except (a) to the extent any of the foregoing is or becomes available to the public other than as a result of disclosure by such Principal Stockholder or any of its Affiliates or the directors, officers, employees, agents, advisors and controlling persons of it or any of its Affiliates, (b) as necessary to effect a transaction under and in compliance with Article III or IV, (c) as may be required by law and (d) as a Principal Stockholder may disclose to its lenders, rating agencies and business, legal and financial advisors. In the event any Principal Stockholder is required by applicable law or regulation or by legal process to disclose any of the foregoing, it will provide the Company and other Principal Stockholders with prompt notice thereof to enable them to seek an appropriate protective order. The covenants made by a Principal Stockholder in this Section 5.1 shall continue to apply for a period of two years after such Principal Stockholder ceases to be a Principal Stockholder.

          5.2. Issuance of Additional Class B Common Stock. Without the consent of each Principal Stockholder which has the right to designate Agreed Nominees pursuant to Article II, the Company shall not issue any additional shares of Class B Common Stock other than shares of Class B Common Stock issued: (a) in connection with a stock split; or (b) as a stock dividend with respect to issued and outstanding shares of Class B Common Stock (in which event any dividend to a holder of Class B Common Stock shall only be in shares of Class B Common Stock).

          5.3. Voting; Written Consent. (a) Any agreement by a Principal Stockholder herein to vote its shares of Common Stock in a certain manner shall be deemed, in each instance, to include an agreement by that Principal Stockholder to use its best efforts to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, as promptly as practicable, a special meeting of stockholders or to act by written consent.

          (b) When any action is required to be taken by a Principal Stockholder pursuant to this Agreement, such Principal Stockholder shall take all steps

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


necessary to implement such action, including executing or causing to be executed, as promptly as practicable, a consent in writing in lieu of an annual or special meeting of the stockholders pursuant to Section 228 of the General Corporation Law of Delaware or any successor statute thereto to effect such stockholder action.

                                   ARTICLE VI

                               GENERAL PROVISIONS

          6.1. Expiration and Termination. This Agreement (other than any provision for which a different term is specified) shall terminate (i) with respect to the applicability of any voting agreements outlined in Article II to a particular Principal Stockholder, if and when such Principal Stockholder no longer holds a number of shares of Class B Common Stock equal to at least two percent of the number of shares of Common Stock then issued and outstanding;
(ii) with respect to the applicability of any transfer restrictions outlined in
Article III to a particular Principal Stockholder, if and when such Principal Stockholder no longer holds any shares of Class B Common Stock; and (iii) with respect to the applicability of any registration rights outlined in Article IV to a particular Eligible Holder, if and when such Eligible Holder no longer holds a number of shares of Common Stock equal to at least one percent of the number of shares of Class A Common Stock then issued and outstanding.

          6.2. Amendment and Waiver. Subject to Section 3.7, this Agreement may not be amended or modified in any respect except by an instrument in writing signed by all of the parties hereto; provided, however, that the Company need only be a party to such modifications or amendments the result of which is a change in the Company's obligations hereunder. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party or parties entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance except to the extent the laws of Delaware are mandatorily applicable.

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         6.4. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, mailed by United States mail (registered, return receipt requested) or reputable overnight courier service, properly addressed and postage prepaid, or delivered by telecopy:

         If to the Company, to:

         TIME WARNER TELECOM INC.
         5700 S. Quebec Street
         Greenwood Village, Colorado 80111
         Telephone:  (303)
         Telecopy:   (303)
         Attention:  General Counsel

         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York  10019
         Telephone:  (212) 474-1000
         Telecopy:   (212) 474-3700
         Attention:  William P. Rogers, Jr.

         and to each of the Principal Stockholders at the address provided below or to such other address provided in accordance with this
         Section 6.4.

         If to the TW Stockholders, to:

         TIME WARNER COMPANIES, INC.
         75 Rockefeller Plaza
         New York, New York  10019
         Telephone:  (212) 484-7580
         Telecopy:   (212) 956-7281
         Attention:  General Counsel

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


         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, New York  10019
         Telephone:  (212) 474-1000
         Telecopy:   (212) 474-3700
         Attention:  William P. Rogers, Jr.

         If to the MediaOne Stockholder, to:

         MEDIAONE GROUP, INC.
         188 Inverness Drive West
         Englewood, Colorado 80112
         Telephone:  (303) 858-3562
         Telecopy:   (303) 858-3487
         Attention:  Vice President-Law

         with a copy to:

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York  10153
         Telephone:  (212) 310-8000
         Telecopy:   (212) 310-8007
         Attention:  Akiko Mikumo, Esq.

         If to A/N, to:

         ADVANCE/NEWHOUSE PARTNERSHIP
         5015 Campuswood Drive
         East Syracuse, New York  13057
         Telephone:  (315) 463-7675
         Telecopy:   (315) 463-4127
         Attention:  Robert J. Miron

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


         with a copy to:

         Sabin, Bermant & Gould LLP
         350 Madison Avenue
         New York, New York  10017
         Telephone:  (212) 692-4418
         Telecopy:   (212) 692-4406
         Attention:  Arthur J. Steinhauer

Such names and addresses may be changed by notice given in accordance with this
Section 6.4.

         6.5. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto, all of which are a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

         6.6. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections," or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         6.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

         6.8. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. Except as permitted herein, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement.

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


         6.9. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable or being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         6.10. Specific Performance. Without intending to limit the remedies available to any of the parties hereto, each of the parties hereto acknowledges and agrees that a violation by such party of any term of this Agreement will cause the other parties hereto irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto agree that each such party shall be entitled to an injunction, restraining order or other form of equitable relief from any court of competent jurisdiction restraining any other party hereto from committing any breach or threatened breach of, or otherwise specifically to enforce, any provision of this Agreement.

         6.11. Arbitration. Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by a person or persons mutually agreed upon, or in the event of a disagreement as to the selection of the arbitrator or arbitrators, in accordance with the rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons of such award, with the reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the paries thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

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


         IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date and year first above written.

                        TIME WARNER TELECOM INC.


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        TIME WARNER COMPANIES, INC.


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        AMERICAN TELEVISION AND
                         COMMUNICATIONS CORPORATION


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        WARNER COMMUNICATIONS INC.


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        TW/TAE, INC.


                        By:
                           ---------------------------------------
                           Name:
                           Title:

                        FIBRCOM HOLDINGS, L.P.


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        PARAGON COMMUNICATIONS


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        MEDIAONE GROUP, INC.
                        (a Colorado corporation)


                        By:
                           ---------------------------------------
                           Name:
                           Title:


                        ADVANCE/NEWHOUSE PARTNERSHIP


                        By:  ADVANCE COMMUNICATION CORP.,
                             General Partner


                             By:
                                ----------------------------------
                                Name:
                                Title: